                                                             Exhibit 23




                    INDEPENDENT AUDITORS' CONSENT





The Administrative Committee
Anadarko Employee Savings Plan:


We consent to incorporation by reference in the Registration Statement (File No. 33-8643) on Form S-8 and S-3 of Anadarko Petroleum Corporation of our report dated June 25, 1997, relating to the statements of net assets available for benefits (with fund information) including the related supplemental schedules, of the Anadarko Employee Savings Plan as of December 31, 1996 and 1995 and the related statements of changes in net assets available for benefits (with fund information) for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 11-K of the Anadarko Employee Savings Plan.

[KPMG PEAT MARWICK LLP]



Houston, Texas
June 25, 1997